Transcept Announces Results of Special Meeting

Point Richmond, Calif., October 28, 2014 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) announced today that, based upon the final vote count certified by the independent inspector of elections for the special meeting of stockholders held October 28, 2014, shareholders approved all of the merger-related proposals, including: (i) the merger and issuance of Transcept common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated June 30, 2014, by and among Transcept, Tigris Merger Sub, Inc., Tigris Acquisition Sub, LLC and Paratek Pharmaceuticals, Inc., (ii) effecting a one-for-twelve reverse stock split of Transcept common stock, and (iii) changing the name of the Company from “Transcept Pharmaceuticals, Inc.” to “Paratek Pharmaceuticals, Inc.”

“We are very pleased with the overwhelmingly affirmative vote at today’s Special Meeting of stockholders concerning our merger with Paratek and we now look forward to working with their team to close this transaction,” stated Glenn A. Oclassen, President and Chief Executive Officer.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products to address important therapeutic needs in the field of neuroscience.  Transcept has one commercial product, Intermezzo® (zolpidem tartrate) sublingual C-IV for the treatment of insomnia related to middle-of-the-night awakenings, and has recently assigned its rights to its former lead product candidate, TO-2070, a novel, rapidly absorbed treatment for acute migraine incorporating dihydroergotamine (“DHE”) as the active drug, to Shin Nippon Biomedical Laboratories, Ltd. (“SNBL”) in exchange for a portion of certain future net revenue received by SNBL, up to an aggregate of $2 million, pursuant to the SNBL Termination Agreement.
Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements.  Examples of such statements include, but are not limited to, statements relating to the structure, timing and completion of Transcept's merger with Paratek.  Transcept and/or Paratek may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the risks described in the "Risk Factors" section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Company Contact:
Transcept Pharmaceuticals, Inc.
Leone Patterson
Vice President, Chief Financial Officer
(510) 215-3500
lpatterson@transcept.com

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